Exhibit B

SECURED PROMISSORY NOTE

U.S. $4,850,000.00	Date: September 7, 2026

FOR VALUE RECEIVED, the undersigned, E U Holdings Pte. Ltd., a limited company incorporated and existing under the laws of Singapore (UEN201605980Z) and having an address at 14 Ang Mo Kio Street 63, 569116, Singapore (the “Borrower”), hereby promises to pay to the order of MEGA SPIRIT HOLDINGS LIMITED, a limited company incorporated in BVI Business Company Act 2004 corporation having its registered address at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the “Lender”), the principal amount of four million eight hundred and fifty thousand US Dollars (US$4,850,000.00) plus any outstanding interest thereon calculated from the date hereof, in accordance with the terms of this Promissory Note (this “Note”).

NOW, THEREFORE, for good and valuable consideration, the Borrower hereto, intending to be legally bound, agrees as follows:

1. Interest Payment Calculation. Interest on the outstanding principal balance under this Note shall accrue at the rate of 6.50% per annum until this Note is paid in full, such interest to be calculated on the basis of the actual number of calendar days elapsed over a year of 365 days (or 366 if applicable).

2. Maturity Date. All principal, interest and other charges payable under this Note shall be due on October 9, 2026 (the “Maturity Date”).

3. Prepayments. The Borrower may not prepay this Note prior to the Maturity Date without the Lender’s consent.

4. Method of Payment; Payments Due on a Day other than a Business Day.

(a) Principal and any fees or other amounts owed hereunder shall be paid to the Lender, by wire transfer, ACH or check, in lawful money of the United States of America, on or before the date when due without offset or counterclaim in immediately available funds.

(b) If any payment to be made on or under this Note is stated to be due or becomes due and payable on a day other than a business day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding business day.

5. Security for the Note. The unpaid principal of and interest on, together with all other amounts owing under this Note are secured by a pledge of 99 ordinary shares of EUG Investment Limited (the “Pledged Shares”) (and all of the proceeds therefrom) pursuant to that certain stock pledge agreement (the “Stock Pledge Agreement”), dated of even date herewith, made by the Borrower in favor of the Lender.

6. Event of Default; Remedies. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) The Borrower defaults in the payment of any of the obligations under this Note, or any portion thereof, when the same becomes due and payable; or

(b) The Borrower defaults in the performance of or compliance with any term contained herein, and such default is not remedied within five (5) days of written notice thereof; or

(c) Any material portion of the Pledged Shares is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third person and the same is not lifted or discharged before the earlier of thirty (30) days after the date it first arises or five (5) days prior to the date on which such Pledged Shares are subject to forfeiture by Borrower; or

(d) If a notice of lien, levy or attachment is filed or issued by any state, county, municipality, national or other governmental agency against all or any portion of the Pledged Shares, which levy, lien or attachment is not lifted or discharged within the earlier of thirty (30) days of issuance or five (5) days prior to the exercise of remedies with respect to any such levy, assessment or attachment; or

(e) If any warranty, representation, or written statement or certification made herein or delivered to the Lender in connection with this Note proves to be untrue in any material respect as of the date of issuance or making or deemed making thereof; or

(f) If the Borrower’s obligations hereunder are limited or terminated by operation of law; or

(g) If this Note shall at any time for any reason be declared to be null and void, or the validity or enforceability hereof shall be contested by Borrower or any other person, or a proceeding shall be commenced by Borrower or any other person, or by any governmental authority having jurisdiction over the Borrower, seeking to establish the invalidity or unenforceability hereof, or the Borrower shall deny that it has any liability or obligation purported to be created under this Note; or

(h) By order of a court of competent jurisdiction, a trustee, receiver, custodian, liquidator, agent or other similar official of the Borrower’s property or any part thereof, shall be appointed and such official shall not be discharged or dismissed within ninety (90) days after such appointment;

(i) The Borrower shall (a) file any insolvency, bankruptcy, reorganization, composition, adjustment, readjustment, liquidation, dissolution, winding-up or similar proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or if, by decree of a court of competent jurisdiction, the Borrower shall be adjudicated a bankrupt, or be declared insolvent, (b) certify in writing its inability to pay its debts generally as they become due, except to the extent the Borrower’s inability to pay such debts is due solely to Lender’s determination not to provide funding under this Note, or (c) consent to the appointment of a receiver or receivers of all or any part of its property; or

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(j) Any event or circumstance occurs which has or could reasonably be expected to have any change or effect that would materially impair the ability of the Borrower to perform its obligations hereunder, or otherwise materially impede the consummation of the transactions contemplated hereby; or

(k) The ordinary shares of JBDI Holdings Limited, a Cayman Islands exempted company whose ordinary shares are listed on the Nasdaq Stock Market under the ticker symbol “JBDI,” in which the Borrower indirectly held 3,947,910 ordinary shares as of the date hereof, cease to be listed and traded on the Nasdaq Stock Market or another nationally recognized securities exchange.

All amounts due hereunder shall become immediately due and payable (a) automatically if the Borrower commences or has commenced against it any bankruptcy or insolvency proceeding or upon the appointment of a receiver as described in subsection (h) above, and (b) at the Lender’s option upon the occurrence of any other Event of Default. Lender may exercise any and all enforcement remedies authorized at law or equity, including all rights and remedies under the Stock Pledge Agreement; provided that the liability of the Borrower to the Lender under this Agreement and the Stock Pledge Agreement is limited to the Collateral (as defined in the Stock Pledge Agreement).

7. Waivers. The Borrower hereby waives presentment, protest, demand, notice of dishonor or non-payments, as well as all defenses with respect to this Note and/or any obligation, notice of acceptance hereof, notice of loans or credit advances made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description. No renewal or extension of this Note or any rights hereunder, no release of the Borrower, or delay or omission on the Lender’s part in enforcing this Note or the Stock Pledge Agreement or in exercising or enforcing any right, remedy, option or power hereunder or under the Stock Pledge Agreement, shall affect the liability of the Borrower or operate as a waiver of such or any other right, remedy, power or option or of any default. The pleading of any statute of limitations as a defense to any demand against the Borrower is expressly waived by the Borrower.

8. Exercise of Rights; Jurisdiction; Service of Process; Jury Waiver.

(a) The Lender shall have the right in its sole discretion to determine which rights, powers, liens, security interests or remedies the Lender may at any time pursue, relinquish, subordinate or modify or to take any other action with respect thereto, and such determination will not in any way modify or affect any of the Lender’s rights, powers, liens, security interests or remedies hereunder or under the Stock Pledge Agreement or under applicable law or otherwise.

(b) The enumeration of the foregoing rights and remedies is not intended to be exhaustive. The rights and remedies of the Lender described herein are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have by contract or at law or in equity, and the partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

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(c) In any action or other legal proceeding relating to this Note, the Borrower (1) consents to the personal jurisdiction of any State or federal court located in the City, County and State of New York, (2) agrees that in any legal proceeding, a copy of this Note kept in the Lender’s course of business may be admitted into evidence as an original, and 3) waives personal service of any summons, complaint or other process required to be served, in any such proceeding and agrees that the same may be served, with the same effect as personal service within the State of New York, by certified or registered mail or overnight mail service (including but not limited to Federal Express, DHL or similar service) addressed to the address for notices as herein provided. Nothing in this paragraph precludes either party from serving process by any other method provided by law. TRIAL BY JURY IS EXPRESSLY WAIVED.

9. Lawful Limits. This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to the Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and if the Lender shall have received interest, or any other payment of any kind which might be deemed to be interest under applicable law in excess of the highest maximum lawful rate, then such excess amount shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by the Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance hereunder, Lender shall promptly refund such excess amount to the Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 9 shall control to the extent any other provision of this Note is inconsistent herewith.

10. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its choice of laws rules.

11. Successors and Assigns. This Note shall be binding upon and issue to the benefit of the parties named herein and their respective successors and permitted assigns. Neither this Note nor any right or obligation hereunder is assignable in whole or in part, whether by operation of law or otherwise, by any party hereto without the express written consent of the other party hereto and any such attempted assignment shall be void and unenforceable.

12. Facsimile or Electronic Signature. A facsimile or electronic signature on this Note shall be acceptable and binding.

13. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions of this Note.

14. Amendments. The terms of this Note may only be amended upon the mutual written consent of the Borrower and the Lender.

15. Address for Notices. All notices to be given hereunder shall be in writing, shall be sent to the respective addresses set forth on page one of this Note (or at such other address as the respective party shall so specify) and shall be deemed effective for all purposes hereunder if (i) sent by registered or certified mail to the respective parties, return receipt requested, (ii) personally served on the Borrower or the Lender or via e-mail (at [redacted] for the Borrower; and at [redacted] for the Lender) or (iii) sent by Federal Express or other overnight courier to the respective parties. Notices shall be deemed delivered on the (i) third (3rd) Business Day (as defined in the New York General Construction Law) after the sending thereof, if sent by registered or certified mail, (ii) day of delivery if personally served or delivery is refused and (iii) day of delivery, if sent by Federal Express or other overnight carrier. Borrower will notify the Lender promptly and in writing of any change of address.

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IN WITNESS HEREOF, the Borrower has executed this Note as of the date first above written.

Borrower:

E U Holdings Pte. Ltd.

By:	/s/ NG ENG GUAN
Name:	NG ENG GUAN
Title:	Director

In presence of witness:

Name:	/s/ TAM KAM SHING CHRIS
Passport number:	[redacted]
Nationality:	Hong Kong SAR

ACKNOWLEDGED, ACCEPTED AND AGREED:

Lender:

MEGA SPIRIT HOLDINGS LIMITED

By:	/s/ ZHANG HONG
Name:	ZHANG HONG
Title:	Director

[Signature Page to the Secured Promissory Note]